Exhibit 5.1
March 23, 2010
Securities and Exchange Commission
100 F. Street, NE
Washington, D.C. 20549
Ladies and Gentlemen:
     I am the Executive Vice President and General Counsel of The Hartford Financial Services Group, Inc., a Delaware corporation (the “Company”), and I am delivering this opinion letter to you pursuant to a registration statement on Form S-3 (No. 333-142044) (the “Registration Statement”) and a prospectus supplement dated March 17, 2010 to the prospectus dated April 11, 2007 (together, the “Prospectus Supplement”), with respect to the offering of 59,590,089 shares of the Company’s common stock, par value $0.01 per share (the “Securities”), pursuant to an Underwriting Agreement General Terms and Conditions dated March 17, 2010, in the form in which it was incorporated into the Pricing Agreement dated March 17, 2010, between the Company and Goldman, Sachs & Co. and J.P. Morgan Securities Inc., as the representatives of the several underwriters named in Schedule I thereto.
     In connection with the opinion expressed below, I, as Executive Vice President and General Counsel, or lawyers on the legal staff of the Company or its subsidiaries working under my supervision, have (i) made such investigations of law as I have deemed necessary or appropriate as a basis for such opinion, (ii) examined and relied on the originals, or copies certified or otherwise identified to my or their satisfaction, of such agreements, documents and records of the Company and such other instruments and certificates of public officials, officers and representatives of the Company and others as I have deemed necessary or appropriate for the purposes of such opinion and (iii) examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and others delivered to me. In rendering the opinions expressed below, I have assumed, without independent investigation or inquiry, (a) the authenticity and completeness of all documents submitted to me as originals, (b) the genuineness of all signatures on all documents that I or lawyers working under my supervision have examined, (c) the conformity to authentic originals and completeness of all documents submitted to me as certified, conformed or reproduction copies and (d) the legal capacity of all natural persons executing documents.
     Based upon and subject to the foregoing and the qualifications and limitations set forth below, I am of the opinion that the Securities have been validly issued by the Company and are fully paid and nonassessable.
     I am a member of the bar of the State of Ohio, and I do not express any opinion herein concerning the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

     This opinion letter is limited to, and no opinion is implied or may be inferred beyond, the matters expressly stated herein. The opinions expressed herein are rendered only as of the date hereof, and I assume no responsibility to advise you of facts, circumstances, changes of law, or other events or developments that hereafter may occur or be brought to my attention and that may alter or modify the opinions expressed herein.
     I hereby consent to the inclusion of this opinion letter as an exhibit to a Current Report on Form 8-K dated March 23, 2010 that will be filed by the Company and incorporated by reference into the Registration Statement, and to the reference to me in the Prospectus Supplement under the caption “Validity of Common Stock.” In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.
Very truly yours,
/s/ ALAN KRECZKO
Alan J. Kreczko
Executive Vice President and General Counsel

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